[Goodwin, Procter & Hoar letterhead]

                                                          February 28, 1996

State Street Research
  Tax Exempt Trust
One Financial Center
Boston, MA 02111

         Re: Rule 24f-2 Notice for State Street Research Tax-Exempt Trust Securities Act Registration No. 33-2703
                  Investment Company Act File No. 811-4558

Gentlemen:

         As counsel to State Street Research Tax-Exempt Trust, a
Massachusetts business trust (the "Trust"), we have been requested to render this opinion in connection with the filing by the Trust of a Rule 24f-2 Notice with respect to its fiscal year ended December 31, 1995.

         Reference is made to Item 10 of the Form 24F-2 to be filed with the Securities and Exchange Commission in connection with such Notice wherein the Trust reports the number of shares (the "Shares") representing interests in the State Street Research Tax-Exempt Fund, State Street Research New York Tax-Free Fund, State Street Research California Tax-Free Fund, State Street Research Florida Tax-Free Fund and State Street Research Pennsylvania Tax-Free Fund series of the Trust sold during the fiscal year ended December 31, 1995 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

         We have examined the Trust's Second Amended and Restated Master Trust Agreement dated June 5, 1993, as amended, the By-Laws of the Trust, as amended, the Form 24F-2 of the Trust dated February 28, 1996, certain resolutions adopted by the Trustees of the Trust, and such other documents as we deemed necessary for purposes of this opinion.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts.

         Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the applicable Prospectus and Statement of Additional Information contained in the Trust's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and fully paid and non-assessable by the Trust.

                                                Very truly yours,

                                                /s/ Goodwin, Procter & Hoar

                                                GOODWIN, PROCTER & HOAR


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